Exhibit 99.1
For more information:
Jennifer Straumins, 317-328-5660
jennifer.straumins@calumetspecialty.com
FOR IMMEDIATE RELEASE
Calumet Specialty Products Partners, L.P. Announces Pricing of $400 Million Private Placement of
Senior Notes due 2019
     Indianapolis, IN (April 15, 2011) — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (“Calumet”) and its wholly owned subsidiary Calumet Finance Corp. announced today the pricing of their private placement under Rule 144A to eligible purchasers of $400 million in aggregate principal amount of 9 3/8% senior unsecured notes due 2019 (the “Notes”). The offering size was increased to $400 million from $375 million. The Notes mature on May 1, 2019 and will be issued at par. The offering is expected to close on April 21, 2011, subject to customary closing conditions. Calumet intends to use the net proceeds from the private placement to repay in full all of the outstanding borrowings under its existing senior secured term loan facility, as well as all accrued interest and fees, and for general partnership purposes.
     The securities to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Calumet plans to offer and sell the notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.
     This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such states.
     This press release includes statements regarding the offering that may constitute forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Calumet undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.